SONUS NETWORKS                                                  CORPORATE POLICY

CODE OF BUSINESS CONDUCT AND ETHICS                         POLICY NO. LEGAL-2.0

INTRODUCTION

A most valued asset of Sonus Networks, Inc. ("Sonus" or the "Company") is its reputation for integrity and ethical standards. To preserve Sonus' reputation and to reaffirm its existing policy for integrity to its employees, officers and directors and to persons who deal with Sonus, the Board of Directors of Sonus has adopted this policy.

SCOPE

This Code of Business Conduct and Ethics ("Code") applies in the United States and in every other country in which Sonus and its subsidiaries do business. Compliance with this Code is required of every employee, officer and director. If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or Sonus' General Counsel.

CODE

This Code outlines the broad principles of legal and ethical business conduct embraced by Sonus. It is not a complete list of legal or ethical issues you might face in the course of business, and, therefore, you must apply this Code using common sense and good judgment. Employees, officers and directors should report promptly to their supervisor or Sonus' General Counsel any possible violations of this Code. No form of reprisal will be taken against you for reporting in good faith actual or suspected violations.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS. All employees, officers and directors shall comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

COMPETITIVE BUSINESS. Each employee, officer and director must act in the best interests of Sonus. You must refrain from engaging in any activity that interferes with your exercise of independent judgment or materially impairs the performance of your responsibilities, including engaging in any business venture or owning an interest in any enterprise which places you in direct competition with Sonus. You should not, as an employee, officer or director, take action or have an interest that prevents you from performing your Company responsibilities honestly and objectively. You may invest in stock (or other securities) in publicly or privately owned companies, whether or not they are competitors of, or do business with, Sonus so long as that holding is not so great as to interfere with your exercise of independent judgment or materially impair the performance of your responsibilities.

CODE OF BUSINESS CONDUCT AND ETHICS                         POLICY NO. LEGAL-2.0

It is your responsibility to disclose any transaction or relationship that reasonably could be expected to interfere with your exercise of independent judgment or materially impair the performance of your responsibilities to Sonus' General Counsel or, if you are an executive officer or director, to the Board of Directors, which shall be responsible for reviewing such transaction or relationship and determining whether any action needs to be taken.

INSIDER TRADING. Employees, officers and directors who have material non-public information about Sonus or other companies, including Sonus' suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, Sonus has adopted an Insider Trading Policy, which is available on the Intranet site or from Sonus' General Counsel.

POLITICAL CONTRIBUTIONS. Except as permitted by applicable law, no political contributions of the funds of Sonus or any of its subsidiaries are to be made, directly or indirectly, to candidates for political office or to political parties or committees in the United States or any foreign country. Any permissible exceptions to this general prohibition will require the prior consent of the General Counsel of Sonus.

GIFTS AND GRATUITIES. The use of Sonus funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of their immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with Sonus, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

ACCURACY OF BOOKS AND RECORDS. All transactions must be properly and accurately recorded in the appropriate books and records of Sonus and its subsidiaries, and all receipts and disbursements, and any asset or liability resulting from the transactions, must be reflected in any financial statements based upon such books and records. All receipts and disbursements must be properly supported and documented. No payment on behalf of Sonus or any of its subsidiaries shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments. No undisclosed or unrecorded fund, bank account or asset of Sonus or any of its subsidiaries may be established at any time. No employee, officer or director shall make a false or misleading statement to, nor shall any employee, officer or director

CODE OF BUSINESS CONDUCT AND ETHICS                         POLICY NO. LEGAL-2.0

conceal information from, outside or internal auditors or legal counsel of Sonus or any of its subsidiaries.

PUBLIC REPORTING OF INFORMATION. It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications. Every employee of the Company has the responsibility to assist the Company in meeting these legal and regulatory requirements. If an employee reasonably believes that the Company or any of its employees or others, acting on behalf of the Company, have violated any securities laws or regulations, including matters relating to accounting and auditing, the employee should immediately report any such potential violation to the Company's General Counsel pursuant to the "Policy on Reporting and Investigating Complaints Relating to Corporate Reporting and Disclosure, Accounting and Auditing Controls and Procedures, and Securities Law Compliance," which is available on the Intranet site or from Sonus' General Counsel.

CONFIDENTIALITY. Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by Sonus or other companies, including Sonus' suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, you should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to Sonus or another company, is not communicated within the Company except to those who have a need to know such information to perform their responsibilities.

Employees, officers and directors (other than Sonus' authorized spokespersons) must not discuss internal Sonus matters with, or disseminate internal Sonus information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, stock market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at Sonus and non-competition obligations.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING. Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of

CODE OF BUSINESS CONDUCT AND ETHICS                         POLICY NO. LEGAL-2.0

anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF CORPORATE ASSETS. Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

REPORTING AND COMPLIANCE

RESPONSIBILITIES. Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the General Counsel. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation. Questions regarding this policy should be referred to the General Counsel of Sonus. Candor is expected from all employees, officers and directors at all times and prompt communication of any problems or breaches seen or foreseen in the areas described above should be made to the General Counsel of Sonus.

MANAGERS' COMPLIANCE CERTIFICATIONS. It shall be the responsibility of each Sonus and subsidiary manager at the level of "vice-president" and above annually
(a) to review this policy or cause it to be reviewed with his or her subordinates, offering each subordinate an opportunity to report privately to such manager any problems or breaches seen or foreseen in the areas described above and (b) to certify to the Audit Committee of the Board of Directors of Sonus his or her knowledge with respect to such problems or breaches and that such review has occurred.

DISCIPLINARY ACTIONS. The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or officer who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay,

CODE OF BUSINESS CONDUCT AND ETHICS                         POLICY NO. LEGAL-2.0

demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company's Intranet site or from Sonus' General Counsel.

This document is not an employment contract between the Company and any of its employees, officers or directors.

WAIVERS OF THIS CODE

     Any executive officer or director who seeks an exception to any of these policies should contact Sonus' General Counsel. Any waiver of this Code for executive officers or directors or any change of this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.